Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CENTERSTATE BANKS OF FLORIDA, INC.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Centerstate Banks of Florida, Inc. of our reports dated February 9, 2001 with respect to the consolidated balance sheets of Centerstate Banks of Florida, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-KSB of Centerstate Banks of Florida, Inc.

/s/ KPMG LLP

June 22, 2006

Tampa, Florida

Certified Public Accountants